FQ1 2018 Guidance

Non-GAAP

	FQ1-18 Guidance
Revenue	$6.10 – $6.50 billion
Gross margin	50% – 54%
Operating expenses	$575 – $625 million
Operating income	$2.65 – $2.85 billion
Diluted EPS*	$2.09 – $2.23

*Based on 1,191 million diluted shares